Exhibit 99(d)

Ziegler, Ziegler & Associates LLP
Counselors at Law
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605

March 17, 2004

JPMorgan Chase Bank, as Depositary
4 New York Plaza, 13th Floor
New York, New York 10004

American Depositary Shares
evidenced by American Depositary Receipts
for deposited exchangeable bearer depositary receipts
issued by Stichting ING Aandelen for ordinary shares of ING Groep N.V.

Dear Sirs:

        Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing one exchangeable bearer depositary receipt issued by Stichting ING Aandelen for ordinary shares with a nominal value of 0.24 Euros each of ING Groep N.V. (the "Company"), a corporation incorporated under the laws of the Netherlands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement appearing, or incorporated by reference, in Exhibit (a) to the Registration Statement.

        We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ Ziegler, Ziegler & Associates LLP